Exhibit 99.1

K-9 CONCEPTS COMPLETES ACQUISITION

HONG KONG, February 22, 2008 -- K-9 Concepts, Inc. (OTC Bulletin Board: KNIE) announced today that it has completed its acquisition of 100% of the outstanding membership interests of Aussie Soles International LLC, an early stage casual footwear company.

In connection with the transaction, K-9 issued approximately 12.9 million new shares of its common stock in consideration of 100% of the membership interests of Aussie Soles. The former owners have an ability to earn into 6 million additional K-9 shares assuming certain operating milestones are met. In addition, 2.1 million shares are being held in escrow pending the satisfaction of certain representations and warranties that were made by Aussie Soles. Immediately upon closing of the exchange, interest holders of Aussie Soles will own approximately 33% of K-9. The transaction is not being structured as a reverse merger.

Craig Taplin, founder and CEO of Aussie Soles International LLC will become the CEO of K-9, which will undertake to change its name to Aussie Soles Group Inc. as a result of a shareholder action taken on the date of the closing of the transaction. The new company, which has no revenues and nominal assets, intends to hire a management team and formally commence operations in North America in the near future.

The combined enterprise intends to build the brand, “Aussie Soles(TM)” into a globally known brand of footwear and accessories for the fashion, surf, travel, and medical industries. The combined enterprise intends to accomplish its objectives by designing and marketing a complete line of reasonably priced casual footwear and related accessories for all seasons, by co-branding its products with high-visibility partners, and through patent and related intellectual property protection.

Safe Harbor:

This press release contains certain “forward-looking” statements, as defined in the United States Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Statements, which are not historical facts, are forward-looking statements. The Company, through its management, makes forward-looking public statements concerning its expected future operations, performance and other developments. Such forward-looking statements are necessarily estimates reflecting the Company’s best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors, factors that could cause actual results to differ materially from those estimated by the Company. They include, but are not limited to, the Company’s ability to develop operations, the Company’s ability to consummate and complete one or more acquisitions, the Company’s access to future capital, the Company’s ability to hire qualified and capable personnel, the Company’s ability to execute on its business plan, the effect of adverse publicity, litigation, competition, sales and other factors that may be identified from time to time in the Company’s public announcements.

This press release is provided for information purposes only and is not intended to constitute an offer to sell or a solicitation of an offer to buy securities.

Contact: Albert Au, President and CEO, 011 852 6622 3666